Exhibit 8.3

Hunton Andrews Kurth LLP File No: 54521.153

July 18, 2023

Ellington Financial Inc.

53 Forest Avenue

Old Greenwich, Connecticut 06870

Arlington Asset Investment Corp.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Arlington Asset Investment Corp., a Virginia corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-4, initially filed with the Commission on July 18, 2023 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) related to the transactions contemplated by the Agreement and Plan of Merger dated as of May 29, 2023 (the “Merger Agreement”), by and among the Company, Ellington Financial Inc., a Delaware corporation (the “Parent”), EF Merger Sub, Inc., a Virginia corporation (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement, Ellington Financial Management LLC, a Delaware limited liability company (the “Manager”), with respect to the proposed merger of the Company with and into Merger Sub, with Merger Sub surviving the merger. This opinion letter is being delivered to be filed as an exhibit to the Registration Statement. Capitalized terms used herein that are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement;

2.	the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof, as certified by the Commonwealth of Virginia State Corporation Commission on July 13, 2018 and by the Secretary of the Company on the date hereof;

3.	the Articles of Amendment and Restatement of FBR REIT Asset Trust (“Rosslyn REIT”) filed with the Department of Assessments and Taxation of the State of Maryland and the Articles Supplementary thereto, each dated January 22, 2008, the Articles of Revival, filed on September 9, 2011, the Articles of Amendment, dated January 9, 2014, changing the name to “Rosslyn REIT Trust” and the Articles of Dissolution, dated June 24, 2019;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Ellington Financial Inc.

July 18, 2023

4.	an earnings and profits study obtained by the Company from nationally recognized accountants;

5.	the Merger Agreement; and

6.	such other documents as we have deemed necessary or appropriate for purposes of this opinion (together with the documents described in items 1-5 above, the “Reviewed Documents”).

In connection with the opinion rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

3.	the Merger Agreement is valid and binding in accordance with its terms;

4.	the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

5.	the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

6.	the Parent will timely file a U.S. federal income tax return on Form 1120-REIT for the Company for its taxable year that ends on the Effective Time;

7.	the Parent will comply with the requirements of Code Section 857(f)(1) and Treasury Regulations Sections 1.857-8 and 1.857-9 (related to records to be maintained concerning stock ownership and information required to be requested from shareholders as specified in applicable Treasury Regulations) with respect to the Company for its taxable year that ends on the Effective Time;

Ellington Financial Inc.

July 18, 2023

8.	from and after the date of this letter, the Company and Parent will each utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company and/or Parent under the Code to correct any violations of the applicable REIT qualification requirements of Sections 856 and 857 to the fullest extent the remedies under such provisions are available;

9.	during its taxable year ending on the Effective Date, the Company has operated in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”) true, accurate and complete for such year;

10.	the Company will not make any amendments to its organizational documents after the date of this opinion that would adversely affect its qualification as a real estate investment trust (a “REIT”) under the Code for any taxable year; and

11.	no action will be taken by the Company or Parent after the date hereof that would have the effect of altering the facts upon which the opinion set forth below are based.

In connection with the opinion rendered below, we also have relied upon the truth, accuracy, and completeness of the factual representations and covenants contained in the Officer’s Certificate and in a certificate, dated January 10, 2020 and executed by a duly appointed officer of the Company as the successor-in-interest to Rosslyn REIT (together, the “Officer’s Certificates”) and the representations and statements as to factual matters discussed in the Reviewed Documents and the Officer’s Certificate that relate to the Company’s status as a REIT. Although we have discussed the Officer’s Certificates with the signatories thereto and we are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificates, for purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Officer’s Certificates or the Reviewed Documents. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed.

Based solely on the documents set forth above, and subject to the assumptions and qualifications set forth herein, we are of the opinion that, commencing with the Company’s taxable year ended December 31, 2019 and through and including the taxable year that ends on the Effective Time, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Ellington Financial Inc.

July 18, 2023

We will not review on a continuing basis the Company’s or the Parent’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates. Any material variation or difference in the facts from those set forth in the reviewed documents and upon which we have relied (including, in particular, the Registration Statement and the Officer’s Certificates) may adversely affect the conclusions stated herein. In addition, the Company’s qualification and taxation under the Code depends on the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company and/or Parent utilizing any and all “savings provisions” available to the Company and/or Parent under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code. Our opinion set forth above does not foreclose the possibility that the Company and/or Parent may have to utilize one or more of these “savings provisions” in the future, which could require the Company and/or Parent to pay an excise or penalty tax (which could be significant in amount) in order to maintain the Company’s REIT qualification.

The foregoing opinion is based on current provisions of the Code and the Treasury Regulations thereunder, published administrative interpretations thereof issued by the Internal Revenue Service (the “Service”), and published court decisions. The Service has not issued Treasury Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

Ellington Financial Inc.

July 18, 2023

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinion is rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, has been prepared for your use in connection with the transactions contemplated by the Merger Agreement, and speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references to Hunton Andrews Kurth LLP under the captions “The Merger Agreement – Conditions to Complete the Merger,” “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Hunton Andrews Kurth LLP